CONSENT OF INDEPENDENT ACCOUNTANTS




We consent to the reference to our firm in the Prospectus/Proxy of Vontobel Funds, Inc. and to the incorporation by reference of our reports dated January 22, 1999 on the financial statements and financial highlights of each of the funds comprising the Vontobel Funds, Inc.







                              Tait, Weller & Baker


Philadelphia, Pennsylvania
June 17, 1999